EXHIBIT 6

                          VESTAR EQUITY PARTNERS, L.P.
                                 245 Park Avenue
                                   41st Floor
                            New York, New York 10167

                                                                   March 5, 1997

Harvard Private Capital Holdings, Inc.
c/o Harvard Private Capital Group, Inc.
600 Atlantic Avenue, 26th Floor
Boston, Massachusetts 02110
Attention:  John Sallay

American Industrial Partners Capital Fund II, L.P.
c/o American Industrial Partners
One Maritime Plaza
Suite 2525
San Francisco, CA  94111
Attention:  Ken Pereira

Gentlemen:

      Reference is hereby made to (i) the Stock Purchase Agreement, dated as of March 5, 1997 (the "Stock Purchase Agreement"), among Scandinavian Incentive Holdings, B.V. ("SIH"), Incentive AB ("Incentive"), Vestar Equity Partners, L.P. ("Vestar"), Harvard Private Capital Holdings, Inc. ("Harvard"), American Industrial Partners Capital Fund II, L.P. ("AIP"), and the individuals identified on the signature pages thereto as Management Purchasers (the "Management Purchasers"), pursuant to which, among other things, each of Vestar, Harvard, AIP and the Management Purchasers have agreed to purchase from SIH shares of common stock, par value $.01 per share (the "Common Stock"), of Westinghouse Air Brake Company ("WABCO"), on the terms and subject to the conditions contained therein, and (ii) the Amended and Restated Stockholders Agreement, dated as of March 4, 1997 (as amended, supplemented or otherwise modified from time to time, the "Stockholders Agreement"), among WABCO, the Voting Trust (as defined therein), Vestar, Harvard and AIP, and joined in for certain limited purposes by Vestar Capital Partners, Inc., William E. Kassling, Emilio A. Fernandez and certain other persons named therein, pursuant to which, among other things, the parties to the Stockholders Agreement have agreed to certain restrictions on the transfer of Common Stock owned or held by them, on the terms and subject to the conditions contained therein.

      In consideration of each of Vestar, Harvard and AIP agreeing to enter into the Stock Purchase Agreement and the Stockholders Agreement and of the promises and mutual covenants hereinafter set forth, each of Vestar, Harvard and AIP hereby agree as follows:

      1. Additional Stock Transfer Restrictions. (a) Except as permitted by clause (b) or (c) below or required by clause (d) below, each of Vestar, Harvard and AIP agree that, in addition to the restrictions on the transfer of Common Stock by Vestar, Harvard and AIP contained in the Stockholders Agreement, neither Vestar, Harvard nor AIP shall sell, transfer, assign, mortgage, change, hypothecate, give away or otherwise dispose of (collectively, "transfer") any Common Stock owned or held by it without the prior written consent of (i) in the case of any transfer by Vestar, Harvard, (ii) in the case of any transfer by Harvard, Vestar, and (iii) in the case of any transfer by AIP, each of Vestar and Harvard; provided that if any party hereto transfers a percentage of the Common Stock owned or held by it, each of the other parties hereto may transfer the same percentage of the Common Stock owned or held by it in separate transactions or as provided in the Common Stock Registration Rights Agreement among the parties hereto, WABCO and certain other persons.

      (b) Notwithstanding the provisions contained in clause (a) above (but in any event subject to the provisions contained in the Stockholders Agreement), each of Vestar, Harvard and AIP shall be permitted to transfer any Common Stock owned or held by it without any prior written consent as required above, if such transfer is to any Affiliate (as defined in the Stockholders Agreement), other than (i) in the case of Vestar or AIP, an Affiliate that is a limited partner of Vestar or AIP, as the case may be, and (ii) in the case of Harvard, an Affiliate that is a stockholder of Harvard that does not control or wholly own Harvard, directly or indirectly.

      (c) If Vestar and Harvard propose to transfer Common Stock owned or held by them in accordance with the exceptions set forth in Sections 5.2.1(x) or 5.2.1(z) of the Stockholders Agreement and clause (a) above (but not clause (b) above), Vestar and Harvard shall have the obligation, and AIP shall have the right, to require the proposed transferee to purchase from AIP up to a number of shares of Common Stock equal to the product of (i) the total number of shares of Common Stock beneficially owned by AIP and (ii) a fraction the numerator of which is the total number of shares of Common Stock held by Vestar and Harvard which are actually included in the contemplated transfer and the denominator of which is the aggregate number of shares of Common Stock beneficially owned by Vestar and Harvard. Such purchase shall be made at the same price per share of Common Stock and otherwise upon the same terms and conditions applicable to Vestar and Harvard. Vestar and Harvard shall give notice to AIP of each proposed transfer giving rise to AIP's tag-along rights hereunder at least 30 days prior to the proposed consummation of such transfer, setting forth the number of shares of Common Stock proposed to be so transferred, the name and address of the proposed transferee, the proposed amount and form of consideration and other terms and conditions of payment offered by the proposed transferee, and a representation that the proposed transferee has been informed of AIP's tag-along rights under this clause (c) and has agreed to purchase shares of Common Stock in accordance with the terms hereof. The tag-along rights provided by this clause (c) must be exercised by AIP within 10 days following receipt of the notice required by the preceding sentence, by delivery of a written notice to Vestar and Harvard indicating AIP's desire to exercise its tag-along rights and specifying the number of shares of Common Stock it desires to sell. If the proposed transferee fails to purchase from AIP shares of Common Stock with respect to which it has properly exercised its tag-along rights hereunder, then Vestar and Harvard shall not be permitted to make the proposed transfer.

      (d) If Vestar and Harvard receive an offer from a third party which is not an Affiliate of either Vestar or Harvard to purchase all of the shares of Common Stock owned by Vestar and Harvard and such offer is accepted by Vestar and Harvard, then AIP hereby agrees, upon the written request of Vestar and Harvard, that it will transfer all shares of Common Stock owned by it to such purchaser on the same terms and subject to the same conditions applicable to Vestar and Harvard; provided that such purchase must not be in violation of the Stockholders Agreement; and provided further that AIP will not be required to make any representations or warranties regarding WABCO.

      (e) If either Vestar or Harvard proposes to transfer Common Stock owned or held by it in accordance with the exceptions set forth in Section 5.2.1(y) or
Section 5.2.3 of the Stockholders Agreement, it shall give AIP hereto written notice of such proposed transfer at the time Vestar or Harvard gives notice to the other of such proposed transfer and in any event at least three (3) business days prior to the consummation of such proposed transfer.

      (f) The provisions contained in this Section 1 shall apply from the date hereof until March 31, 2001.

      2. Agreement to Select Director for each Board Committee. Each of Vestar and Harvard agree that, in connection with their collective right pursuant to the Stockholders Agreement to select a director designated by either Vestar or Harvard to be seated on each committee of WABCO's Board of Directors, they shall in good faith make such selection or selections as are necessary to cause such committee seat to be filled in a timely manner.

      3. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No modification, change or amendment of the terms of this Agreement shall be binding on the parties hereto unless reduced to writing and duly executed by the parties hereto which hold or own at least 66-2/3% of the then outstanding shares of Common Stock subject to the provisions of this Agreement; provided that no modification, change or amendment hereto which adversely affects any party hereto disproportionately from the other parties hereto shall be binding on such first party without its prior consent. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and such laws shall also govern in the settlement by arbitration or otherwise of any and all disputes arising between the parties hereto. This Agreement shall become effective upon the occurrence of the Closing under the Stock Purchase Agreement.

            Please indicate your confirmation of this Agreement by executing the enclosed copy of this letter and delivering it to Vestar.

                                             Very truly yours,

                                             VESTAR EQUITY PARTNERS, L.P.
                                             By:  Vestar Associates, L.P.
                                             Its:  General Partner

                                             By:  Vestar Associates Corporation
                                             Its:  General Partner


                                             By:  /s/ James P. Kelley
                                                  ------------------------------
                                                  Name:  James P. Kelley
                                                  Title:

Agreed to and accepted as of
the date first written above:

HARVARD PRIVATE CAPITAL HOLDINGS, INC.


By:    /s/ Mark A. Rosen
    -------------------------------------
     Name:  Mark A. Rosen
     Title:  Authorized Signatory


By:    /s/ Michael R. Eisenson
    -------------------------------------
     Name:  Michael R. Eisenson
     Title:  Authorized Signatory

AMERICAN INDUSTRIAL PARTNERS CAPITAL
 FUND II, L.P.

By:  American Industrial Partners II, L.P.
Its:  General Partner

By:  American Industrial Partners Corporation
Its:  General Partner


By:    /s/ Theodore C. Rogers
    -------------------------------------
     Name:  Theodore C. Rogers
     Title:  Chairman